For more information contact:

Investors
Suzanne DuLong
+1 (206) 272-7049
s.dulong@f5.com

Media
Rob Gruening
+1 (206) 272-6208
r.gruening@f5.com

F5 Adds Tami Erwin to its Board of Directors

SEATTLE, WA - November 2, 2023 - F5, Inc. (NASDAQ: FFIV) today announced the appointment of Tami Erwin, to its board of directors. Erwin, 59, is a veteran telecommunications executive with extensive operational experience. Ms. Erwin joined F5’s board effective October 31, 2023 and will serve on the Audit & Risk Oversight and the Talent & Compensation Committees.
“Tami brings significant experience scaling innovation and driving transformation across large complex organizations to the F5 board,” said Alan Higginson, chair of the F5, Inc. board. “We expect Tami’s perspective as an experienced telecommunications leader, her understanding of the challenges of international markets, and her knowledge of managing global risk will add valuable insight as we continue to evolve and grow F5.”
Ms. Erwin’s experience stems from her 35-year career at Verizon Communications, Inc. where she most recently served as Executive Vice President and CEO of Verizon Business, a position she held from 2019 to 2022. Previously, she served as Executive Vice President and Chief Operating Officer from 2016 to 2019. Ms. Erwin began her career at Verizon in 1987 in customer service at what was then U.S. West. Her extensive career includes a progressive track record in leadership roles in all parts of Verizon including leading global sales and service for the company’s core businesses and serving as Chief Marketing Officer of Verizon Wireless.
Ms. Erwin played a key role in elevating Verizon’s reputation as a socially responsible company. She launched Women of Wireless and Women of the World, leadership training programs which helped expand female leadership across the company. She also served as the executive sponsor of Verizon’s Veterans employee resource group, which provides programs and resources to more than 10,0000 veterans, active Reservists, National Guard, and military families.
Ms. Erwin currently serves as a Director for John Deere and York Space Systems. She also is a member of the advisory council of Aptiv, an operating partner with Digital Gravity Infrastructure, a member of the CEO Advisory Council for Cohesity, a Senior Fellow of Mission Possible Partnership, and a Champion in JOURNEY, a nonprofit that works to advance diversity at the top of the private sector.
During her time at Verizon, Ms. Erwin completed the Executive Program at the Stanford Graduate School of Business.
With Erwin’s appointment, F5’s board expands to 12 members, 11 of whom are independent. F5’s diverse board includes four directors who are women, and an additional four directors that identify as racially or ethnically diverse, with one identifying as African American or Black, two identifying as Asian, and one identifying as Hispanic or Latino(a).

About F5
F5 is a multi-cloud application services and security company committed to bringing a better digital world to life. F5 partners with the world’s largest, most advanced organizations to secure and optimize every app and API anywhere—on premises, in the cloud, or at the edge. F5 enables organizations to provide exceptional, secure digital experiences for their customers and continuously stay ahead of threats. For more information, go to f5.com. (NASDAQ: FFIV)
You can also follow @F5 on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies. F5 is a trademark, service mark, or tradename of F5, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.

Source: F5, Inc.